                                                                      EXHIBIT 11



                STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
                                (IN THOUSANDS)

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
                                                      Quarter Ended               Two Quarters Ended
                                                -------------------------    ---------------------------
                                                  July 9,       July 14,       July 9,        July 14,
                                                   1995           1996          1995            1996
                                                ----------    -----------    -----------    ------------
Primary earnings per share:
Weighted average number of shares outstanding     46,381        63,648          45,706         61,848
Dilutive effect of common stock options
 and warrants                                      3,652         3,483           3,483          3,675
                                                ----------    -----------    -----------    ------------
Adjusted primary weighted average number of
 common and equivalent shares outstanding         50,033        67,131          49,189         65,523
                                                ==========    ============   ===========    ============
Fully diluted earnings per share:
Weighted average number of shares outstanding     46,381        63,648          45,706         61,848
Dilutive effect of common stock options
 and warrants                                      3,895         3,483           3,601          3,675
                                                ----------    -----------    -----------    ------------
Adjusted fully diluted weighted average number
 of common and equivalent shares outstanding      50,276        67,131          49,307         65,523
                                                ==========    ===========    ===========    ============
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